June 19, 2025
Brett White
Via email

Dear Brett:
This letter agreement (the “Strategic Consulting Agreement”) sets forth the terms and conditions of your services to Cushman & Wakefield plc (together with its affiliates, the “Company”) as a consultant following your resignation as Non-Executive Chairman from the Company’s board of directors (the “Board”). It is agreed between us that your resignation from the Board is effective as of July 31, 2025 (“Effective Date”).
From and after the Effective Date and continuing through February 28, 2026 (the “Consulting Term”), you will provide the Company with consulting services, as reasonably requested from time to time, including in relation to providing input on the Company’s strategic direction, capital allocation, inorganic growth, portfolio management, market dynamics, investor relations, and any other reasonable request from the Company (including from either its management or the Board) (collectively, the “Services”).
In exchange for your Services during the Consulting Term, the Company will pay you $5,000 per month, which shall be paid in one lump sum at the end of the Consulting Term (the “Consulting Fee”). In addition, any of your Company-issued, currently outstanding equity awards will continue to vest during the Consulting Term, in accordance with the terms and conditions of the applicable equity incentive plan(s) and award agreement(s), which terms will govern and prevail. For the avoidance of doubt, your Services hereunder shall be considered continued and commensurate services to the Company that enable the continued vesting of the equity awards set forth on Exhibit A.
From and after the Effective Date, you agree that you will not represent yourself as acting on behalf of the Company unless and except to the extent expressly authorized to do so in writing by the Company. You also agree that this Strategic Consulting Agreement will have no impact on your continuing fiduciary duties as a former member of the Board.
The Company shall have the right to terminate the Consulting Term in the event you engage in conduct for which you could be terminated for “Cause” as such term is defined in Section 3.3 of your Amended and Restated Employment Agreement with the Company dated as of August 27, 2020 (the “Employment Agreement”), treating references within such “Cause” definition to the “Agreement” as referring to this Strategic Consulting Agreement, and subject to the notice and opportunity to cure provisions as set forth in Section 3.3 of the Employment Agreement.
The parties agree that upon expiration or termination of the Consulting Term (i) you will not be entitled to any severance or termination pay or benefits or any other cash or equity incentive compensation, and (ii) any unvested equity awards held by you as of that date will be forfeited without payment of any consideration in respect thereof.
In performing the Services, you are doing so as an independent contractor and not as an employee of the Company or any of its affiliates. Accordingly, the Company will not deduct from the Consulting Fee any federal, state or local income taxes, disability insurance, social security or other payroll taxes, payments for unemployment compensation or any other type of withholding. The Consulting Fee shall be reported to the Internal Revenue Service on a 1099 form. You hereby acknowledge that you will be responsible for the payment of all taxes, including self-employment taxes in respect of the Consulting Fee and to the extent not paid by you, you will indemnify the Company for any taxes so assessed against the Company. You further acknowledge and agree that you will not participate in any employee benefit plans of the Company or any of its affiliates by virtue of this Strategic Consulting Agreement and will not receive any cash or equity compensation other than the Consulting Fee.

You agree that during the Consulting Term and for the twelve (12) month period following the end of the Consulting Term, you will not, directly or indirectly, solicit, recruit, or encourage any employee or individual who was an employee within the six (6) month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company or any of its affiliates. You further acknowledge and agree to the continued application of your non-disparagement, confidentiality, and intellectual property assignment obligations as set forth in Sections 4.2 through 4.4 of the Employment Agreement.
No other agreements or representations with respect to the subject matter included in this Strategic Consulting Agreement have been made by you or the Company that are not expressly set forth in this Strategic Consulting Agreement, and this Strategic Consulting Agreement (and the applicable provisions of the Employment Agreement referenced herein) sets forth the entire understanding and agreement between you and the Company with respect to the subject matter included herein. For avoidance of doubt, should the Company complete its proposed redomiciliation to Bermuda during the Consulting Term, this Strategic Consulting Agreement, along with any other agreements between you and the Company, shall be automatically assigned to the Company’s successor entity.
Your signature on this Strategic Consulting Agreement indicates your acknowledgment and acceptance of the provisions set forth above, which provisions supersede any prior discussions, arrangements, or agreements, except as otherwise set forth above, between you and the Company (or any of its representatives), whether oral or written, and which will be subject, in all respects, to the Company’s compensation, clawback and other relevant policies and/or plans applicable to you, as they may be in effect from time to time.
Regards,

/s/ Noelle Perkins
EVP, Chief Legal Officer & Secretary

Acknowledged and Accepted:
/s/ Brett White

Exhibit A

Grant Date	Units Granted	Units Unvested	Vesting
02/03/2023	373,692	124,564	Vest on February 23, 2026
02/03/2023	373,692	373,692	Vest on February 23, 2026 per the terms and conditions of the grant agreement including achievement of performance conditions
3